Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment 1 to Registration Statement No. 333-204812 on Form S-1 of our report dated March 16, 2015 (April 17, 2015 as to Note 10 related to ARPA) relating to the combined financial statements of the Power Generation Operations of The Babcock & Wilcox Company which consists of Babcock & Wilcox Power Generation Group, Inc. and the related captive insurance operations (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the preparation of the financial statements from the consolidated financial statements and accounting records of The Babcock & Wilcox Company, expense allocations for certain corporate functions historically provided by The Babcock & Wilcox Company, and related party transactions) appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Charlotte, North Carolina

June 25, 2015